EXHIBIT 99.1

Johnson Outdoors Announces Fiscal 2010 Third Quarter Results

RACINE, Wis., Aug. 6, 2010 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced higher earnings and increased net sales for its third fiscal quarter ended July 2, 2010. Total net sales for the quarter were $124.0 million compared to $114.9 million in the prior year period. Net income of $10.4 million, or $1.09 per diluted share, compared favorably to net income of $9.0 million, or $0.97 per diluted share, in the same quarter last year.

"Outdoor recreational markets are recovering, and we have leveraged our leading brand equities to grow share in a highly competitive marketplace.   Improved operational efficiency and aggressive working capital management efforts have enabled us to grow profits faster than sales, a key objective of our three year transformation plan for sustained profitable growth," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

THIRD QUARTER RESULTS

Third quarter sales historically reflect customer inventory replenishment due to consumer demand during the primary retail selling period for the industry's warm-weather seasonal outdoor products. Total net sales increased 7.9 percent compared to the prior year quarter, due to the success of targeted new product investments and initial industry recovery. Key factors behind the results were:

  Marine Electronics revenues surged 17.9 percent ahead of last year due to growth in Minn Kota®, Humminbird® and Cannon® brands across all distribution channels in both international and domestic boat markets.
  Outdoor Equipment sales jumped 21.3 percent above last year driven by double-digit growth in all segments.
  Watercraft revenues decreased 3.5 percent below the prior year on declines in Europe and the U.S. specialty channel.
  Diving revenues were 9.0 percent behind last year due to a negative 3.5 percent impact from currency translation, product availability and a late-quarter slow-down of sales in key international markets.

Total Company operating profit grew 26 percent to $13.4 million for the third fiscal quarter compared to operating profit of $10.6 million in the prior year quarter.  Key factors contributing to the comparison were:

  Higher sales in Marine Electronics and Outdoor Equipment.
  Gross margin improvement in all businesses yielding a 1.4 point gain in total Company margins.
  Sustainable cost reductions implemented in 2009 which included company-wide restructuring and manufacturing consolidation in Watercraft.
  Discretionary bonus and retirement contributions added $2.8 million to operating expenses versus no related expenses in the prior year quarter.

Third quarter net income increased 16 percent over the previous year third quarter. Key factors in the quarter-over-quarter comparison were:

  Reduced interest expense of $1.3 million resulting from lower debt levels, lower swap amortization and lower borrowing costs.
  Tax benefits of $1.4 million in the prior year quarter.

TRANSFORMATION UPDATE

On November 20, 2009, the Company outlined plans to further transform Johnson Outdoors to achieve sustained profitable growth focusing on continued cost-structure reductions, enhanced product price/value, targeted revenue gains and strong balance sheet management. At the end of the third fiscal quarter:

  Restructuring efforts delivered cost-savings in line with expectations.
  Working capital declined as inventories remained at targeted levels.
  Interest expense for the quarter declined 47 percent below the prior year quarter.

YEAR-TO-DATE RESULTS

Net sales in the first nine months of fiscal 2010 were $307.3 million versus $291.2 million in the same nine-month period last year, a 5.5 percent increase.  Key drivers in the year-to-date period were:

  Continued recovery of key outdoor recreation markets.
  Increased total Company sales bolstered by successful new products in Marine Electronics, Outdoor Equipment and Diving.
  Favorable currency translation of 1.3 percent.

Total Company operating profit rose substantially to $17.9 million during the first nine months of fiscal 2010 compared to operating profit of $11.2 million during the prior year-to-date period. Discretionary bonus and employee retirement contribution accruals added $4.9 million to operating expense year-to-date compared to no related expense in the prior year-to-date period. Net income more than doubled during the first nine months of the year to $12.4 million, or $1.30 per diluted share, versus net income of $4.6 million, or $0.49 per diluted share, in the first nine months of the prior year. Primary drivers behind the year-to-date comparison were consistent with those during the third quarter in addition to a 46 percent decline in interest expense versus the same period last year attributable to the Company's improved debt restructuring announced in September 2009.

OTHER FINANCIAL INFORMATION

The Company's debt level was $31.9 million at the end of the third quarter versus $60.8 million at the end of the prior year quarter, and debt, net of cash, was $6.4 million at the end of the current quarter versus $26.9 million at the end of the previous year quarter. Depreciation and amortization was $7.4 million year-to-date, compared to $8.0 million during the first nine months of the prior year. Capital spending totaled $5.7 million during the first nine months of fiscal 2010 compared with $5.2 million in same period in 2009.

"Outdoor recreational markets remain sensitive to fluctuations in both domestic and international economic conditions. Process and systems improvements have given us the flexibility needed to react quickly to changing marketplace demand and maintain strong margins," said David W. Johnson, Vice President and Chief Financial Officer.

New accounting rules concerning treatment of participating securities, including non-vested stock, in earnings per share calculations reduced previously reported 2009 third quarter earnings per share by ($0.01) and had no impact on earnings per share in the 2009 year-to-date period.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday August 6, 2010.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Geonav®marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with third parties, including companies that compete with the Company; the Company's success in managing inventory and its continuing efforts to implement sustainable cost-cutting and sales growth initiatives; the risk that the Company's lenders may be unwilling to provide a waiver or amendment if the Company were to violate financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies or interest rates; the Company's success in its on-going cost-structure reduction efforts; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	July 2 2010	July 3 2009	July 2 2010	July 3 2009
Net sales	$ 123,954	$ 114,850	$ 307,311	$ 291,236
Cost of sales	72,467	68,755	184,082	180,067
Gross profit	51,487	46,095	123,229	111,169
Operating expenses	38,134	35,509	105,377	100,014
Operating profit	13,353	10,586	17,852	11,155
Interest expense, net	1,367	2,629	3,968	7,203
Other (income) expense, net	565	(421)	94	243
Income before income taxes	11,421	8,378	13,790	3,709
Income tax expense (benefit)	989	(612)	1,411	(805)
Income from continuing operations	10,432	8,990	12,379	4,514
Income from discontinued operations	--	--	--	41
Net income	$ 10,432	$ 8,990	$ 12,379	$ 4,555
Net income as reported	$ 10,432	$ 8,990	$ 12,379	$ 4,555
Less: undistributed earnings reallocated to non-vested stock	(352)	(102)	(367)	(41)
Diluted earnings	$ 10,080	$ 8,888	$ 12,012	$ 4,514
Diluted average common shares outstanding	9,290	9,185	9,260	9,168
Net income per common share - Diluted:
Continuing operations	$ 1.09	$ 0.97	$ 1.30	$ 0.49
Discontinued operations	--	--	--	--
Segment Results
Net sales:
Marine electronics	$ 61,966	$ 52,542	$ 157,157	$ 143,252
Outdoor equipment	15,578	12,845	38,078	32,557
Watercraft	24,605	25,502	51,074	58,221
Diving	21,994	24,173	61,683	57,558
Other/eliminations	(189)	(212)	(681)	(352)
Total	$ 123,954	$ 114,850	$ 307,311	$ 291,236
Operating profit (loss):
Marine electronics	$ 8,790	$ 6,757	$ 16,381	$ 12,935
Outdoor equipment	2,490	1,929	5,155	3,259
Watercraft	2,873	1,559	1,862	(285)
Diving	1,805	2,427	2,021	1,524
Other/eliminations	(2,605)	(2,086)	(7,567)	(6,278)
Total	$ 13,353	$ 10,586	$ 17,852	$ 11,155
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 25,480	$ 33,945
Accounts receivable, net			76,280	82,449
Inventories, net			62,276	62,157
Total current assets			171,156	186,981
Total assets			236,888	254,039
Short-term debt			16,065	--
Total current liabilities			78,066	51,708
Long-term debt			15,785	60,801
Shareholders' equity			124,262	128,048
CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
            262-631-6600
          Cynthia Georgeson, VP - Worldwide Communication
            262-631-6600